Exhibit 1

Oi S.A. – In Judicial Reorganization CNPJ/MF No. 76.535.764/0001-43 NIRE 33.3.0029520-8 Publicly-held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in addition to the Material Fact published on September 13, 2018, hereby inform its shareholders and the market in general that it has acknowledged on this date the act issued by the Superintendence of Competition of the National Telecommunications Agency – ANATEL, confirming the full effectiveness of the prior consent granted by Anatel’s Board of Directors for the inauguration of the members of the New Board of Directors, whose election was ratified at the Extroardinary General Shareholders Meeting held on September 17, 2018.

As a result, the Company’s Board of Directors now has 11 independent members, with diverse and complementary professional profiles and with extensive experience in the market, inaugurating a new stage in Oi's governance process, as set forth in the Company's Judicial Reorganization Plan (the “Plan”). The completion of another stage of the Plan further ensures stability to the Judicial Reorganization process and to the Company itself for executing the turnaround that is in progress, which is aimed at the sustainable growth of the business, after solving the financial debt, which was reduced from R$45 billion to R$14 billion.

The members of the new Board of Oi are Eleazar de Carvalho Filho (Chairman), Henrique José Fernandes Luz, José Mauro Mettrau Carneiro da Cunha, Marcos Bastos Rocha, Marcos Duarte Santos, Marcos Grodetzky, Maria Helena dos Santos Fernandes de Santana, Paulino do Rego Barros Jr, Ricardo Reisen de Pinho, Rodrigo Modesto de Abreu and Wallim Cruz de Vasconcellos Junior, whose brief curricula vitae are attached to this Notice.

Rio de Janeiro, September 19, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

ANNEX

Eleazar de Carvalho Filho (Chairman):

He is a founding partner of Virtus BR Partners - an independent financial consulting firm - and Sinfonia Capital. Prior to founding Virtus BR Partners, Eleazar was the main partner and CEO of Unibanco Banco de Investimento, president of BNDES, and CEO of UBS Brazil. Previously, Eleazar was responsible for Banco Garantia’s corporate finance division in the Rio de Janeiro office, director and treasurer of Alcoa Alumínio, and director of the international area of Crefisul (Citigroup). Eleazar has extensive experience as a director of large companies listed in Brazil and abroad, and was a member of the Board of Directors of Tele Norte Leste Participações, Petrobras, Companhia Vale do Rio Doce, Eletrobrás, Alpargatas, among others, and was also Chairman of Billiton Brazil. Eleazar is currently a counselor at Brookfield Renewable Partners L.P., TechnipFMC plc and Companhia Brasileira de Distribuição (Grupo Sugar) / Cnova N.V.). He is also the Chairman of the Board of Trustees of the Brazilian Symphony Orchestra Foundation. Eleazar holds a bachelor's degree in economics from New York University, and a Master's degree in International Relations from Johns Hopkins University.

Henrique José Fernandes Luz:

Born on June 8, 1955, he is a member of the Board of Directors of the Maringá Group (privately-held companies of the steel and sugar-energy sectors) and a member of the Consulting Board of Rational Engenharia (a privately-held engineering firm), both since April 2018. He was a partner of PricewaterhouseCooper Auditores Independentes from July 1, 1988 to June 30, 2018.  Previously, he worked as an employee, from trainee to director, at PricewaterhouseCooper Auditores Independentes from July 1, 1975 to June 30, 1988. He has never held any position in companies or partner organizations with a direct or indirect shareholding equal to or greater than 5% of the same class or type of securities of Oi. He has not held any position previously in publicly-held company. He holds a degree in Accounting Science in 1978 from the Faculty of Political and Economic Sciences of Rio de Janeiro (Candido Mendes University Ensemble), and attended several courses and executive programs at Harvard, Darden, London Business School (Ontario), University of Buenos Aires and Singularity University.

José Mauro Mettrau Carneiro da Cunha:

Born on December 4, 1949, José Mauro Mettrau Carneiro da Cunha was the Chairman of the Board of Directors of Oi from 2009 to September 2018. Mr.Cunha began his career as an employee of BNDES, where he executed diverse functions and occupied diverse executive (1974 to 1990), having been named Director and Vice-President, responsible for areas of Industrial Operations, Legal and Tax Affairs (1998 to 2002). His main professional experiences include: (i) Member of the Board of Directors of Telemar Participações S.A, a publicly-held, holding company of the telephony sector since 2008 until September 2015 (ii) Member of the Board of Directors of  Vale S/A (from 2010 to April/2015); (iii) Acting Chief Executive Officer of Oi (2013); (iv) Chairman of the Board of Directors of the following companies: Tele Norte Leste Participações S.A. (from 1999 to 2003 and from 2007 to 2012), where he also acted as an alternate member of the Board of Directors in 2006, Telemar Norte Leste S.A. (from 2007 to 2012), TNL PCS S.A. (from 2007 to 2012), Tele Norte Celular Participações S.A. (from 2008 to 2012), all companies in the telephony sector, and Coari Participações S.A. (from 2007 to 2012) company of participation in other societies; Dommo Empreendimentos Imobiliários, previously called Calais Participações S.A., which performs holding activities (from 2007 until December 2016, when said company closed); (v) Member of the Log-in Logística Intermodal S/A’s Board of Directors (from 2007 to 2011), a publicly-held company of intermodal transportation; (vi) Member of Lupatech S/A’s Board of Directors (from 2006 to 2012), a publicly-held company that develops energy products and performs flow control and metallurgy activities; and (vii) Member of Santo Antonio Energia S.A’s Board of Directors, a privately-held hydroelectric power company (from 2008 to 2016). In addition to the companies mentioned above, he was a Board Member of the following publicly-held companies: (a) Braskem S.A (2007 a 2010), petrochemical company, where he previously held the position of Vice President of Strategic Planning (2003 to 2005); (b) LIGHT Serviços de Eletricidade S/A (1997 to 2000), electricity distributor; (c) Aracruz Celulose S.A (1997 to 2002), a paper mill; (d) BANESTES S.A- Bank of the State of Espírito Santo (2008 to 2009), a financial institution; and (f) Pharol, SGPS, S.A., Portuguese company in the telephony sector (2015 a 2017). He graduated in Mechanical Engineering from the Catholic University of Petrópolis, Rio de Janeiro, in December, 1971. He holds a Master’s Degree in Industrial and Transportations Projects at COPPE/UFRJ, Rio de Janeiro (1977 to 1978) and has concluded the Executive Program in Management at Anderson School, University of California, Los Angeles, USA, in December 2002.

Marcos Bastos Rocha:

Born on August 26, 1964, Marcos graduated in Electronic Engineering in 1985, at the Military Engineering Institute - IME, with an MBA in Finance at PUC-RJ in 1989 and an Executive MBA in Management - PDG / EXEC -SDE / IBMEC in 1993. He has been a Member of the BC2 Construtora Board since April 2016, Member of the Board of Brazil Fast Food Corporation since 2009, Senior Partner of DealMaker since July 2015 and Roland Berger Non-Executive Senior Advisor Strategy Consultant, since September 2015. From 2010 to 2015, Mr. Rocha was Financial Administrative Vice-President of Invepar - Investments and Investments in Infrastructure and Member of the Board of Directors of portfolio companies. He was a Fiscal Advisor at Abril Educação between 2012 and 2015. From 2008 to 2009, he was Executive Director of Finance, IR and IT, as well as Executive Director of Shared Services, HR and IT at Globex Utilidades. He held the position of General Manager at Banco Investcred Unibanco SA-Pontocred from 2005 to 2008 and Chief Financial and Investor Relations Officer at Sendas SA from 2003 to 2005. He was Chief Financial Officer at the following companies: Horizon Telecom International (2001-2002), GVT - Global Village Telecom (2001), Global Telecom SA (2000 - 2001), Brazil Fast Food Corp (Bob's) (1996 -1998) and Financial Administrative Director at Sony Music Entertainment (1998-1999). From 1991 to 1996, Mr. Rocha was Controller at Cyanamid Química do Brasil.

Marcos Duarte Santos:

Born on September 10, 1969, he worked for Bankers Trust Company from January 1994 to June 1996, where he held the position of Vice President, Stock Operator, which was based in Rio de Janeiro, and also held the position of Vice President, a fixed income operator, based in New York from June 1996 to August 1997. He worked as well at CSFB - Garantia, acting as Vice President, Fixed Income Operator, from August 1997 to November 1998. He was a member of the Fiscal Council of the telecommunications companies Tele Norte Celular SA, Telecomunicações do Ceará SA and Telecomunicações do Espírito Santo SA from 2001 to 2002. He was a member of the Fiscal Council of Brasil Telecom SA (formerly Oi) in 2005, 2006 and from 2008 to 2014. He is currently managing director of Pólo Capital, where he has been working since April 2003. He holds a degree in Production Engineering from the Federal University of Rio de Janeiro (UFRJ).

Marcos Grodetzky:

Born on November 11, 1956, he graduated in Economics from the Federal University of Rio de Janeiro in 1978 and participated in the INSEAD/FDC Senior Management Program in 1993. With more than 35 years of experience in the Financial Industry, he has exercised functions in banks, private equity/venture capital funds and in the Telecommunications, Logistics and Cellulose sector. His activities involved the Corporate & Investment Banking, Trade Finance, Asset Management and Products segments, with exposure in sales, distribution, product structuring, credit and risk, among others, at Citibank, Nacional/Unibanco, Safra and HSBC. Between 2002 and 2011, he was Vice President of Finance and Investor Relations at Telemar/Oi, Aracruz Celulose/Fibria e Cielo SA. He is a founding partner of Mediator Assessoria Empresarial Ltda., a company that since 2011 has been working with mediation between companies and shareholders, in addition to offering strategic and financial consulting services. Until October 2013, Mr. Marcos Grodetzky was Executive Chairman of DGB S.A., a logistics holding belonging to the Abril S.A. Group and worked at: Dinap - Dist. National Publishing, Magazine Express Commercial Imp and Exp of Magazines, Easy Delivery Integrated Logistics, FC Comercial e Distribuidora, Treelog S.A. - Logistics and Distribution, DGB Logistics and Geographic Distribution and TEX Courier (Total Express). In addition, he is currently an independent member of the Board of Directors of Smiles SA, QGOG Constellation and Burger King Brasil. He is a consultant to the shareholders of a large steel and mining company, and Administrative and Financial Director of the Brazilian Israeli Union for Social Welfare - UNIBES, a nonprofit philanthropic entity.

Maria Helena dos Santos Fernandes de Santana:

Born on June 06, 1959, she has been a member of the Board of directors of Bolsas y Mercados Españoles - BME, a Spanish stock exchange and other infrastructure company, since April 2016; a member of the audit committee of Itaú Unibanco Holding S.A., a financial services holding company listed on B3 and NYSE since June 2014 as well as a trustee of the International Financial Reporting Standards Foundation since January 2014.
She was a member of the Board of Directors of Companhia Brasileira de Distribuição, a retail company, between February 2013 and June 2017, a member of the Board of Directors of Totvs S.A., an information technology company, between April 2013 and March 2017 and a member of the Board of Directors of CPFL Energia S.A., an energy company between April 2013 and April 2015. She was president between July 2007 and July 2012 and director, between July 2006 and July 2007, of the Brazilian Securities and Exchange Commission. She was chairman of the executive committee of the IOSCO - International Organization of Securities Commissions between 2011 and 2012. She worked on the São Paulo Stock Exchange - BOVESPA between July 1994 and May 2006, having been responsible since 2000 for overseeing listed companies, attracting new companies and implementing the Novo Mercado. She holds a degree in Economics from the University of São Paulo (1990).

Paulino do Rego Barros Jr:

Born in June 04, 1956, he acted as CEO of Equifax, INC, from September 2017 to April 2018. Headquartered in Atlanta, Equifax is a global leader in information and technology solutions, operating in 24 countries and employing approximately 10,000 employees worldwide. Previously, Paulino led the company's business in the Asia-Pacific region (from July to September 2017) and, from November 2015 to June 2017, led the company's US Information Solutions (USIS) business, the largest business of Equifax. From April 2010 to November 2015, he led Equifax's international business unit with responsibility for Latin America, Europe, Asia Pacific and Canada. Prior to joining Equifax in April 2010, he founded and chaired PB&C - Global Investments (LLC), an international investment consulting firm from November 2008 through April 2010. From March 2017 until November 2018, he was the President of AT&T Global Operations. He held various executive positions at BellSouth Corporation from December 2000 to March 2007 before BellSouth was acquired by AT&T in March 2007, including Corporate Product Director, President of BellSouth Latin America, Regional Vice President of Latin America, and Director of Planning and Operations. From February 1996 to December 2000, he worked for Motorola, Inc., having served as Corporate Vice President and General Manager - Latin America Group and as Vice President Corporate and General Director of Market Operations - Americas. He also held various positions at The NutraSweet Company, as well as at Monsanto Company in the US and Latin America. In the period from 2006 to 2010 he served on the Audit and Finance Committee of Westminster Schools and the Red Cross, Georgia-US chapter between 2005 and 2008, both non-profit organizations. Between 2012 and 2015,  he also served on the Advisory Board of Cingular Wireless, Converged Services Group, Alianza - BellSouth Corporation Latino Association - President, NII Holdings (NASDAQ: NIHD) - Counselor and member of the Risk Committee and newly created McKinsey & Company, Inc. - Crisis Response Advisory Board. He holds a degree in mechanical and electrical engineering from the School of Industrial Engineering and the Faculty of Engineering of São José dos Campos, in São Paulo, and holds a master's degree in business administration from the University of Washington in St. Louis.

Ricardo Reisen de Pinho:

Born on January 3, 1961, he is the independent Vice-chairman of Oi’s Temporary Board of Directors, with a mandate until July 2018 and an independent member of the Board of Directors of Light and Brado Logística, as well as of the Consulting Council of Editora do Brasil, and the Fiscal Council of Bradespar, all with a mandate until April 2019. He was an independent member of Oi’s Board of Directors (2016 - 2017), BR Insurance (2016 - 2018), Tupy and Itacaré Capital Investments ltd. (2009 - 2015), Saraiva Livreiros Editores (2013 - 2015 and 2009 - 2012), Metalfrio Solutions (2007 - 2011) and Banco Nossa Caixa (2008 - 2009). He was Embratel’s Fiscal Counselor (2009 - 2010), as well as Chairman of the Advisory Board of LABSSJ (2009 - 2013), and Voluntary Counselor at AACD (2006 - 2014). As a counselor, he participates in advisory committees in the areas of finance, auditing, risk and compliance, people and strategy in some of the above companies. He worked as an executive in the areas of corporate finance, corporate and investment banking, and strategic planning at ABNAmro Bank Brasil, Banco Garantia and Banco Itaú from 1989 to 2001. He also served as a senior researcher at Harvard Business School between 2002 to 2014. He has a mechanical engineering degree, 1983, with a master's degree in production/finance engineering, 1989, both from the Pontifical Catholic University of Rio de Janeiro, and a doctorate in management strategy, 2008, from Fundação Getúlio Vargas - EAESP. He specialized in business administration with the Advanced Management Program of the Wharton School of the University of Pennsylvania, 2001, and the Harvard Business School Program for Management Development, 1999. He has been an IBGC Certified Counselor since 2010 with a specialization in Corporate Governance from the Harvard Business School, 2016.

Rodrigo Modesto de Abreu:

Born on April 19, 1969, he is the Chief Executive Officer of the Credit Intelligence Manager S.A., the credit management company since June/2017. He was Managing Partner of Giau Consultoria Empresarial LTDA, A business management consulting company, from November, 2016 to November, 2017. He was Member of the Board of Vogel Soluções em Telecomunicações e Informática S.A., an operator of fiber optic telecommunication services, from November, 2016 to September, 2017. He was president director of TIM Participações S.A. and TIM Celular S.A, telecommunications operations company from March 2013 to May 2016. Previously he served as President of Cisco Systems of Brazil, an information technology company, from December 2008 to March 2013. He was also Managing Director of Cisco Systems for North Latin America and the Caribbean from May 2006 to December 2008, President of Nortel Networks of Brazil, a telecommunication equipment company, from June 2004 to April 2006, and Chief Executive Officer of Promon Tecnologia Ltda., a technology services company, from July 2000 to June 2004. Previously, Mr. Rodrigo Modesto de Abreu was Board Member of TIM Participações S.A. (a publicly-held company), a telecommunications operator company, from March 2013 to May 2016. He holds a degree in Electrical Engineering from the State University of Campinas in 1991, with an MBA in Business Administration. He also holds a graduate degree by the Stanford Graduate School of Business in 2000.

Wallim Cruz de Vasconcellos Junior:

Born on January 24, 1958, he is based in Rio de Janeiro and has worked for approximately 30 years in the financial sector, especially in mergers and acquisitions, debt restructuring, private equity investments and public share issuance operations. He has solid experience in executive functions and participation in boards of directors in Brazil and abroad. His main characteristics are leadership, teamwork, ease of decision making and commitment. His performance in the financial market over the years has enabled him to build an unimpeded reputation, credibility and extensive relationship with companies, financial institutions and public organizations.  In 2004, he founded Iposeira Capital Ltda., which is an independent company specialized in corporate advisory in Brazil, having worked in numerous mergers and acquisitions transactions, financial restructuring and fundraising. He was a partner at Lakeshore Partners from March 2013 to December 2014, a corporate advisory firm. He was a founding partner of the STK Capital resources manager from 2010 to 2013, a company that specialized in stock investments listed on the Stock Exchange. From June 2003 to June 2008, he served as Senior Representative in Brazil of the Special Operations Area of the International Finance Corporation - IFC, a World Bank company, focused on credit recovery and equity investments in Brazil, managing a portfolio of about US$300 million. From September 2002 to January 2003, he was Director of the BNDES Industry Area, responsible for the Bank's projects with companies in the industry, commerce and services sectors. The total number of projects in the portfolio amounted to approximately R$130 billion. The area budget in 2002 was R$6 billion. He was responsible for structuring the Fixed Income Area of the BNDES, where he served as Superintendent between October 2001 and August 2002, and whose activity consisted in analyzing, structuring and contracting all Bank financing projects. At the time, around 150 projects were being analyzed from all sectors of the economy, including various modalities and support mechanisms, such as project finance, debentures, derivatives, totaling approximately R$12 billion in financing for approximately R$26 billion projects. From April 1998 to September 2001, he was Director of BNDESPAR, a subsidiary of BNDES, with investment in equity and convertible debentures. He was responsible for the areas of investments and divestitures, including corporate restructuring, asset portfolio management, development of structured operations in the domestic and international markets, structuring of private equity funds and governance. At this time, BNDESPAR's stock and debenture portfolio amounted to approximately R$10 billion.

He served as a member of the Boards of Directors of the following companies:
Cremer, Sendas, Aracruz Celulose (currently Fibria), Vale, Marlim Participações, Companhia Distribuidora de Gas do Rio de Janeiro - CEG and Santos Brasil Participações.
He is currently an independent member of the Board of Directors, Audit Committee, and Nominating Committee of Pilgrim's Pride Corporation, a Colorado-US based company. In 2013, he participated in the group that took over and led the restructuring of the Flamengo Regatta Club, at the time that the club was in pre-bankruptcy. After two years of work, Flamengo was totally healthy. He was Soccer Vice President from January 2013 to May 2014, having commanded soccer in the conquest of the Brazil’s Cup of 2013 and Campeonato Carioca in 2014. From June 2014 to June 2015, he served as Vice President of Equity. He holds a degree in Economics from the Pontifical Catholic University of Rio de Janeiro (1981), with a post-graduate degree in Finance from the same University (1986). He also became a Master of Sports Management from the Cruyff Institute in 2017.